Exhibit 15.1

[Letterhead of Chandler MHM Limited]

PROPERTYGURU GROUP LIMITED

Paya Lebar Quarter 1

Paya Lebar Link

#12-01/04

Singapore 408533

May 2, 2022

Dear Sirs,

Re: Annual Report on Form 20-F of PropertyGuru Group Limited

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2021 of PropertyGuru Group Limited with the U.S. Securities and Exchange Commission and to the references to our name in such annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Chandler MHM Limited
CHANDLER MHM LIMITED